RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES 91% GROWTH
IN NET INCOME FOR FIRST QUARTER 2018

Pennsauken, NJ – May 9, 2018 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced financial results for the thirteen week period ended March 31, 2018.

RCM Technologies reported revenues of $50.8 million for the thirteen week period ended March 31, 2018, a 9.6% increase as compared to $46.3 million for the thirteen week period ended April 1, 2017 (the comparable prior year period). Gross profit was $12.6 million for the thirteen week period ended March 31, 2018, a 6.8% increase as compared to $11.8 million for the comparable prior year period.  The Company experienced operating income of $1.7 million in the current quarter, a 65.7% increase as compared to $1.0 million for the comparable prior year period. Net income was $1.0 million, or $0.09 per diluted share, in the current quarter, a 91.1% increase as compared to net income of $0.6 million, or $0.05 per diluted share, for the comparable prior year period.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, "We are very pleased with our results in the first quarter of 2018 as revenue, gross profit and operating income grew by approximately 10%, 7% and 66%, respectively, as compared to first quarter 2017. Our Specialty Health Care segment again set a new record for quarterly revenues, growing by 22% over first quarter 2017, primarily from growth in our school contracts. Our first quarter Engineering segment revenues grew by 11% as compared to first quarter 2017. We are very excited about or progress integrating our Serbian engineering office. We upgraded the management and sales team for our Information Technology segment and expect positive results in the near term. We continue to believe that fiscal 2018 will be a strong year for RCM."

Kevin Miller, Chief Financial Officer of RCM Technologies, added, "Our first quarter growth in gross profit and operating income really illustrates the potential operating leverage at RCM. We expect to improve these results in the second quarter and beyond. However, we did experience several discrete but fixable issues in collecting our accounts receivables. We expect our ratio of accounts receivables to quarterly revenues in the second quarter to rebound to levels we experienced in fiscal 2017 and to continue to improve throughout fiscal 2018."

Conference Call
On Thursday, May 10, 2018, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (800) 285-6670.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should," "are confident" or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	March 31, 2018	April 1, 2017
Revenues	$50,812	$46,341
Cost of services	38,257	34,589
Gross profit	12,555	11,752
Selling, general and administrative	10,421	10,317
Depreciation and amortization	414	397
Operating income	1,720	1,038
Other expense, net	(307)	(136)
Income before income taxes	1,413	902
Income tax expense	362	352
Net income	$1,051	$550

Diluted net earnings per share data	$0.09	$0.05

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	March 31, 2018	December 30, 2017
	(Unaudited)
Cash and cash equivalents	$452	$2,851
Accounts receivable, net	$51,913	$46,080
Total current assets	$57,116	$55,639
Total assets	$74,552	$73,279
Total current liabilities	$17,442	$22,188
Borrowing under line of credit	$32,014	$27,279
Net debt (borrowings less cash)	$31,562	$24,428
Total liabilities	$51,234	$51,248
Stockholders' equity	$23,318	$22,031

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	March 31, 2018	April 1, 2017
Net income	$1,051	$550
Adjustments to reconcile net income to cash (used in) provided by operating activities	779	859
Changes in operating assets and liabilities:
Accounts receivable	(6,078)	663
Prepaid expenses and other current assets	(2)	(21)
Net of transit accounts receivable and payable	(1,243)	217
Accounts payable and accrued expenses	(1,212)	(607)
Accrued payroll and related costs	(70)	51
Income taxes payable	(269)	157
Total adjustments	(8,095)	1,319
Cash (used in) provided by operating activities	($7,044)	$1,869

Net cash used in investing activities	(300)	(92)
Net cash provided by (used in) financing activities	4,928	(1,767)
Effect of exchange rate changes	17	4
(Decrease) increase in cash and cash equivalents	($2,399)	$14

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended March 31, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$21,418	$22,634	$6,760	$50,812
Cost of services	15,724	17,384	5,149	38,257
Gross Profit	$5,694	$5,250	$1,611	$12,555
Gross Profit Margin	26.6%	23.2%	23.8%	24.7%

	Thirteen Week Period Ended April 1, 2017
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$19,224	$18,507	$8,610	$46,341
Cost of services	14,185	13,947	6,457	34,589
Gross Profit	$5,039	$4,560	$2,153	$11,752
Gross Profit Margin	26.2%	24.6%	25.0%	25.4%